Exhibit 10.1

General Motors Company
Daniel Ammann
Senior Vice President and Chief Financial Officer

December 18, 2012

The United States Department of the Treasury
Office of Financial Stability
Attn: Mr. Timothy G. Massad
Assistant Secretary for Financial Stability
1500 Pennsylvania Avenue
Washington, D.C. 20220

Ladies and Gentlemen:

This letter (the “Letter Agreement”) sets forth our agreement that General Motors Company (the “Company”) will purchase from the United States Department of the Treasury (“Treasury”) a portion of Treasury's holdings of the Company's common stock, par value $0.01 per share (“Common Stock”). Specifically, the Company will purchase from Treasury 200,000,000 shares of Common Stock (the “Shares”) at a cash price per share of $27.50 per share for a total consideration of $5,500,000,000 (the “Sale”). The closing of the Sale shall occur on December 21, 2012.

In further consideration of the above, the parties have agreed that:

1.
Treasury will publicly announce its intention to fully dispose of all of the remaining shares of Common Stock it owns after the Sale within 12 to 15 months from the date of the Sale, subject to market conditions. Treasury and the Company will concurrently issue press releases announcing the Sale at 8:00AM Eastern Standard Time on December 19, 2012, in the respective forms attached hereto as Exhibit 1 and 2.

2.
To facilitate the foregoing, the Company agrees to irrevocably waive, immediately following the closing of the Sale, the transfer restrictions contained in Sections 3.3(a) and 3.3(b) of the Stockholders Agreement, dated as of October 15, 2009 by and among the Company, Treasury, 7176384 Canada Inc. (now known as Canada GEN Investment Corporation), the UAW Retiree Medical Benefit Trust, and solely for purposes of Section 6.20 thereto, General Motors LLC (the “Stockholders Agreement”), only as such transfer restrictions would apply with respect to Treasury's sale of shares of Common Stock in sales under Rule 144 or in “at-the-market” offerings.

3.
After the Sale, Treasury agrees to notify the Company in writing of the total number of shares of Common Stock held by Treasury as requested by the Company, in writing, for purposes of making mandatory disclosures required by law (e.g. such as in the Company's proxy statement). Such notice will be provided to the Company within 2 business days after each Company request.

4.	Treasury irrevocably waives, as of the date of this Letter Agreement, all information rights it may have from the Company under Section 5.4(a) of the Stockholders Agreement.

5.
Treasury irrevocably waives, as of the date of this Letter Agreement, Sections 5.2, 5.17, 5.20, 5.21, 5.25 and 5.27 of the Second Amended and Restated Secured Credit Agreement among the Company, as Borrower, the Guarantors named therein, and Treasury, as Lender, dated August 12, 2009, as amended.

300 Renaissance Center MC 482-C39-B45 Detroit, Michigan 48265-3000

Exhibit 10.1
December 18, 2012

6.
At the closing of the Sale, (i) Treasury shall deliver the Shares to the Company, and (ii) the Company shall deliver to Treasury $5,500,000,000, by wire transfer of immediately available funds to an account designated by Treasury at least one business day prior to the closing of the Sale.

7.
Sections 6.7, 6.8, 6.14 and 6.16 of the Stockholders Agreement shall be incorporated by reference into this Letter Agreement; provided, that all references to “Agreement” shall be amended to refer instead to this “Letter Agreement” and all references to “parties” shall refer to the parties to this Letter Agreement.

8.	All notices required under this Letter Agreement shall be sent to:

Mr. Daniel Ammann
Senior Vice President and Chief Financial Officer
300 Renaissance Center
MC 482-C24-D24
Detroit, MI 48265
daniel.ammann@gm.com
Phone: 313-667-4601
Facsimile: 313-667-4605

With a copy to:

Mr. Robert C. Shrosbree
Executive Director Legal, Corporate and Securities
300 Renaissance Center
MC 482-C23-D24
Detroit, MI 48265
robert.shrosbree@gm.com
Phone : 313-665-8452
Facsimile : 313-665-4979

300 Renaissance Center MC 482-C39-B45 Detroit, Michigan 48265-3000

Exhibit 10.1
December 18, 2012

Please acknowledge your acceptance of the terms of this Letter Agreement by executing this Letter Agreement in the space provided below and returning a copy of the executed Letter Agreement to Mr. Ammann and Mr. Shrosbree, at which time this Letter Agreement shall serve as a binding agreement between the parties hereto.

Very truly yours,

GENERAL MOTORS COMPANY

By: /s/ Daniel Ammann___________________________
Daniel Ammann
Senior Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED BY:

UNITED STATES DEPARTMENT OF THE TREASURY

Date: December 18, 2012    By: /s/ Timothy Massad
Name: Timothy G. Massad
Title: Assistant Secretary for Financial Stability

300 Renaissance Center MC 482-C39-B45 Detroit, Michigan 48265-3000

Exhibit 10.1

Exhibit 1
U.S. Treasury Department
Office of Public Affairs
EMBARGOED FOR 8:00 AM EST:  December 18, 2012
CONTACT: Treasury Public Affairs (202) 622-2960

TREASURY ANNOUNCES INTENT TO FULLY EXIT GM INVESTMENT WITHIN THE NEXT 12-15 MONTHS

WASHINGTON - Today, as part of its continuing efforts to wind down its investments in the Troubled Asset Relief Program (TARP), the U.S. Department of the Treasury announced its intent to fully exit its investment in General Motors (GM) within the next 12-15 months, subject to market conditions.

Treasury currently holds 500.1 million shares of GM common stock. Treasury intends to exit that investment through the following means:

•	GM will purchase 200 million shares of GM common stock from Treasury at $27.50 per share. This transaction is expected to close by the end of the year.

•
Treasury intends to sell its other remaining 300.1 million shares through various means in an orderly fashion within the next 12-15 months, subject to market conditions. Treasury intends to begin its disposition of those 300.1 million common shares as soon as January 2013 pursuant to a pre-arranged written trading plan. The manner, amount, and timing of the sales under the plan are dependent upon a number of factors.

Earlier this week, Treasury announced that it expected to make significant additional progress winding down TARP's bank programs in 2013. Last week, Treasury sold its final shares of AIG common stock. Overall, to date, through repayments and other income, Treasury has recovered more than 90 percent ($381 billion) of the $418 billion in funds disbursed for TARP.

“The auto industry rescue helped save more than a million jobs during a severe economic crisis, but TARP was always meant to be a temporary, emergency program. The government should not be in the business

Exhibit 10.1

of owning stakes in private companies for an indefinite period of time,” said Assistant Secretary for Financial Stability Timothy G. Massad. “Moving to exit our investment in GM within the next 12 to 15 months is consistent with our dual goals of winding down TARP as soon as practicable and protecting taxpayer interests.”

In 2008 and 2009, Treasury invested a total of $49.5 billion to help stabilize and restructure GM - as part of a broader rescue of the American automotive industry during a severe economic crisis. Including GM's purchase of common stock from Treasury announced today, Treasury has recovered more than $28.7 billion of its investment in GM to date through repayments, sales of stock, dividends, interest, and other income.

According to independent estimates, the rescue of the American auto industry helped save more than 1 million jobs. Moreover, since June 2009, the auto industry has added a quarter of a million new jobs. For details on Treasury's lifetime cost estimates for TARP programs, please visit Treasury's Monthly 105(a) Report to Congress on TARP at this link.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of GM common stock, nor shall there be any offer, solicitation or sale of shares of GM common stock in the United States, any state thereof or any other jurisdiction in which such offer, solicitation, or sale would be unlawful absent registration or qualification under applicable securities laws or an applicable exemption from such registration or qualification requirements.

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Exhibit 10.1

Exhibit 2
For Immediate Release: Wednesday, Dec. 19, 2012

GM to Buy Back Stock from U.S. Treasury Department

U.S. intends to fully exit GM investment within 12-15 months

DETROIT - General Motors today said it will purchase 200 million shares of GM common stock held by the U.S. Department of the Treasury for $5.5 billion, or $27.50 per share. The share buyback is part of the Treasury's plan, also announced today, to fully exit its entire holdings of GM stock within 12 to 15 months, subject to market conditions.

Treasury has announced its intention to sell its remaining shares of common stock into the market through various means and in an orderly fashion. Treasury intends to begin its disposition of its remaining shares as soon as January 2013, consistent with a pre-arranged written trading plan. In addition, Treasury has agreed to relinquish certain governance rights that were included in the U.S. Treasury Secured Credit Agreement with GM.

“This announcement is an important step in bringing closure to the successful auto industry rescue, it further removes the perception of government ownership of GM among customers, and it demonstrates confidence in GM's progress and our future,” said Dan Akerson, Chairman and CEO of GM.

Dan Ammann, senior vice-president and CFO added, “A fortress balance sheet has been a pillar of GM's financial strategy and has enabled us to undertake today's actions. GM's balance sheet will remain very strong, with estimated liquidity of approximately $38 billion at the end of 2012, following the closing of the share buyback.”

The repurchase price of $27.50 per share represents a 7.9 percent premium over the closing price on December 18, 2012. The share buyback is expected to close by the end of the year. This transaction will be accretive to earnings per share, as GM's total shares outstanding on a fully diluted basis will be reduced by approximately 11 percent. In association with this share buyback, GM expects to take a charge of approximately $400 million in the fourth quarter, which will be treated as a special item.

After the repurchase, Treasury will continue to own approximately 300 million shares of GM common stock, or approximately 19 percent of the outstanding shares on a fully diluted basis. Government ownership of GM stock was the result of the auto industry rescue that began under President George W. Bush in 2008 and which was expanded by President Barack Obama in 2009.

The industry in general, and GM in particular, have rebounded sharply since the rescue. Since the rescue, GM has announced investments of more than $7.3 billion in the U.S. and created or retained more than 20,000 jobs.

“We come to work every day grateful that taxpayers from the US and Canada stepped forward to rescue our industry, and determined to show this extraordinary help was worth it,” Akerson said.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include

Exhibit 10.1

Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; the effects on the U.S. economy of the “fiscal cliff” and any associated tax increases or spending cuts; the conditions in the capital markets that impact the UST's ability to sell its shares of GM common stock; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

CONTACTS:
Greg Martin
GM Communications
313-665-4266
Greg.a.martin@gm.com

Dave Roman
GM Communications
313-498-1735
Dave.roman@gm.com